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MATEC Corporation and Subsidiaries                             Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)


                                                  Years Ended December 31,
                                                    1999    1998    1997
                                                   ------  ------  ------
Net earnings from continuing operations .......... $  158  $  205  $   66
Net earnings from discontinued operations ........    809     680     422
                                                   ------  ------  ------
Net earnings ..................................... $  967  $  885  $  488
                                                   ======  ======  ======


Calculation of basic earnings per share:
----------------------------------------

 Weighted-average shares outstanding .............  2,682   2,729   2,737
                                                    =====   =====   =====
 Basic earnings per common share:
   Continuing operations ......................... $  .06  $  .07  $  .02
   Discontinued operations .......................    .30     .25     .16
                                                   ------  ------  ------
                                                   $  .36  $  .32  $  .18
                                                   ======  ======  ======

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MATEC Corporation and Subsidiaries                             Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)

                                                  Years Ended December 31,
                                                    1999    1998    1997
                                                   ------  ------  ------
Net earnings from continuing operations .........  $  158  $  205  $   66
Plus: interest impact, net of taxes from the
      assumed reduction of debt from the
      conversion of warrants ....................       9       -       -
                                                   ------  ------  ------
Adjusted net earnings from continuing operations      167     205      66
Net earnings from discontinued operations .......     809     680     422
                                                   ------  ------  ------
Adjusted net earnings ...........................  $  976  $  885  $  488
                                                   ======  ======  ======

Calculation of diluted earnings per share:
------------------------------------------

 Weighted average shares outstanding .............  2,682   2,729   2,737
 Increase from the assumed
  exercise of stock options and investment of
   proceeds in treasury stock, based upon the
   average market prices .........................     13       2       2
  conversion of warrants .........................     42       -       -
                                                    -----   -----   -----
 Diluted weighted average shares outstanding .....  2,737   2,731   2,739

 Diluted earnings per common share:
   Continuing operations ......................... $  .06  $  .07  $  .02
   Discontinued operations .......................    .30     .25     .16
                                                   ------  ------  ------
                                                   $  .36  $  .32  $  .18
                                                   ======  ======  ======

(A) The dilutive effect of the outstanding warrants to purchase 85,000 shares of common stock was not considered in 1998 since the effect would be antidilutive and was not included in 1997 since the exercise price was greater than the average market price of the common shares.